UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2005

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 9, 2005 (the “Closing Date”), Exelixis, Inc. (the “Company”) entered into a series of related agreements providing for the financing of the clinical development of XL784, XL647 and XL999 (the “Programs”). The agreements include a Novated and Restated Technology License Agreement pursuant to which the Company has licensed to Symphony Evolution, Inc., a newly formed Delaware corporation (“SEI”), the Company’s intellectual property rights related to the Programs. SEI has agreed to invest up to $80 million to fund the clinical development of the Programs. SEI will be funded by Symphony Evolution Holdings LLC (“Holdings”). Holdings has agreed to invest up to $80 million in SEI of which $40 million were drawn upon closing. SEI, at the direction of its Board of Directors, is required make a second capital draw from Holdings of at least $20 million and not more than $40 million within one year from the Closing Date. Pursuant to an Amended and Restated Research and Development Agreement, dated June 9, 2005, among the Company, SEI and Holdings (the “R&D Agreement”), the Company will continue to be primarily responsible for the development of the Programs. Pursuant to a Purchase Option Agreement, dated June 9, 2005, among the Company, Holdings and SEI, the Company has received from Holdings an exclusive purchase option (the “Purchase Option”) that gives the Company the right to acquire all of the equity of SEI, thereby allowing the Company to reacquire all of the Programs.

The Purchase Option is exercisable by the Company at any time, in its sole discretion, beginning on the one-year anniversary of the Closing Date and ending on the four-year anniversary of the Closing Date (subject to an earlier exercise right in limited circumstances) at an exercise price equal to the sum of (i) the total amount of capital invested in SEI by Holdings and (ii) an amount equal to 25% per annum on such funded capital (with respect to the initial funded capital, compounded from the Closing Date and, with respect to the second draw amount, compounded from the second draw date), subject to adjustment based on the cash and liabilities of SEI as of the closing of the Purchase Option. If the Company exercises the Purchase Option between 12 and 18 months after the Closing Date, then the Purchase Option exercise price will be subject to a premium. The Purchase Option exercise price may be paid in cash or a combination of cash and Company common stock, at the Company’s sole discretion, provided that the common stock portion may not exceed 33% of the Purchase Option exercise price. If the Company pays a portion of the Purchase Option exercise price in shares, then the Company will be required to register such shares for resale under a resale registration statement pursuant to the terms of a Registration Rights Agreement, dated June 9, 2005, between the Company and Holdings.

Pursuant to the R&D Agreement, the Company has also received an exclusive purchase option (the “Program Option”) from SEI, allowing it, under certain conditions, to separately reacquire from SEI one of the three Programs. The Program Option is exercisable at any time, in the Company’s sole discretion, during a period beginning on the Closing Date and ending 18 months after the Closing Date at a specified exercise price. If the Company exercises the Program Option, then the Program Option exercise price will be fully creditable against the exercise price for any subsequent exercise of the Purchase Option. The Program Option exercise price may be paid in cash only.

Pursuant to a Warrant Purchase Agreement, dated June 9, 2005, between the Company and Holdings, the Company has issued to Holdings five-year warrants to purchase 750,000 shares of Company common stock at $8.90 per share. At the time of the second capital draw by SEI, the

Company will be required to issue to Holdings additional five-year warrants to purchase between 375,000 shares (if $20 million of additional funds are drawn) and 750,000 shares (if $40 million of additional funds are drawn) of Company common stock at $8.90 per share. Furthermore, if the Purchase Option expires unexercised at the four-year anniversary of the Closing Date, the Company will be required to issue to Holdings additional five-year warrants to purchase up to 500,000 shares (if $80 million of additional funds are drawn) of Company common stock at a price per share equal to 125% of the market price of the common stock at the time of expiration of the Purchase Option. No registration rights have been granted with respect to shares underlying the warrants, and such shares are subject to lock-up restrictions pursuant to which the holders thereof may not sell in the aggregate more than 50,000 shares of Company common stock on any given trading day, subject to limited exceptions.

The R&D Agreement provides that SEI and the Company will develop the Programs in accordance with a specified development plan and related development budget. The Company’s development activities will be supervised by SEI’s Development Committee, which is comprised of an equal number of representatives from the Company and SEI. The Development Committee will report to SEI’s Board of Directors, which is comprised of five members. The Company has one seat on SEI’s Board of Directors and has the right to approve two of the four directors that Holdings is entitled to nominate.

Pursuant to a letter of intent between the Company and Symphony Capital LLC (“Symphony Capital”), the Company is required to pay a $3 million structuring fee to Symphony Capital in connection with the execution of the agreements described above.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by this reference.

The warrants issued or issuable to Holdings will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, as a transaction not involving a public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Dated: June 13, 2005	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary